Exhibit 99.1

KPMG Audit	Téléphone :	+33 (0)1 55 68 68 68
Tour EQHO	Télécopie :	+33 (0)1 55 68 73 00
2 Avenue Gambetta	Site internet :	www.kpmg.fr
CS 60055
92066 Paris la Défense Cedex
France

Independent Auditors’ Report

To the Chairman of HERA S.A.S.;

Qualified Opinion

We have audited the consolidated financial statements of HERA S.A.S. and its subsidiaries (the Company), which comprise the consolidated statement of financial position as of December 31, 2021, and the related consolidated statements of profit and loss and comprehensive income, changes in equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

In our opinion, except for the omission of comparative financial information described in the Basis for Qualified Opinion section of our report, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Qualified Opinion

As discussed in note 1.1 to the consolidated financial statements, the consolidated financial statements have been prepared to meet the reporting requirements of Rule 3-05 of Regulation S-X for purposes of a filing with the U.S. Securities and Exchange Commission and do not include comparative financial information as required by IAS 1 “Presentation of Financial Statements”.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our qualified audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued.

KPMG S.A., A French limited liability entity and a member firm of the KPMG Network of independent member firms affiliated with KPMG International Limited a private English company limited by guarantee	Société anonyme d’expertise comptable et de commissariat aux comptes à directoire et conseil de surveillance. Inscrite au Tableau de l’Ordre à Paris sous le n° 14-30080101 et à la Compagnie Régionale des Commissaires aux Comptes de Versailles et du Centre.	Headquarters: KPMG S.A. Tour Eqho 2 avenue Gambetta 92066 Paris la Défense Cedex Capital : 5 497 100 €. Code APE 6920Z 775 726 417 R.C.S. Nanterre TVA Union Européenne FR 77 775 726 417

HERA S.A.S. Independent Auditors’ Report

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Paris la Défense, July 11, 2022

KPMG Audit

A division of KPMG S.A.

/s/ Catherine Porta	/s/ Cédric Adens
Catherine Porta	Cédric Adens
Partner	Partner

2

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2021

Table of Contents

STATEMENT OF FINANCIAL POSITION		4

STATEMENT OF PROFIT AND LOSS AND COMPREHENSIVE INCOME		5

CONSOLIDATED STATEMENT OF CASH FLOWS		6

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY		7

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS		8

1	ACCOUNTING PRINCIPLES AND METHODS	8

1.1 Basis of preparation		8

1.2 Reporting Entity		8

1.3 Accounting principles		8

1.3.1	Statement of compliance and accounting principles	8

1.3.2	Basis of measurement and presentation	9

1.3.3	Functional and reporting currency	9

1.3.4	Conversion of foreign currency transactions	9

1.3.5	Translation of financial statements of foreign subsidiaries whose functional currency is not the euro	9

1.3.6	Use of Judgments and Estimates	10

1.4 Main accounting principles		10

1.4.1	Consolidation method	10

1.4.2	Business combinations	10

1.4.3	Development costs	11

1.4.4	Other intangible assets	11

1.4.5	Property, plant and equipment	11

1.4.6	Financial assets and liabilities	12

1.4.7	Inventories and work in progress	14

1.4.8	Employee benefits	15

1.4.9	Share-based payments	16

1.4.10	Provisions	16

1.4.11	Revenue from ordinary activities	16

1.4.11.1	Turnover	16

1.4.11.2	Other income from operations	16

1.4.12	Research Tax Credit	16

1.4.13	Cost of sales and other operating expenses	17

1.4.14	Other income and expenses	17

1.4.15	Lease agreements	17

1.4.16	Financial income and expenses	17

1.4.17	Income tax	17

1.4.18	Earnings per share	18

1.4.19	Impairment testing of non-financial assets	18

1.5 Determining fair value		19

1.6 Changes in accounting policies		19

1.7 Significant events of the fiscal year		19

1.7.1	COVID-19	19

1.7.2	Ongoing legal actions	20

1.7.3	Other Information	20

2 NOTES TO THE STATEMENT OF FINANCIAL POSITION		20

2.1 Goodwill		20

2.2 Intangible assets		21

2.3 Property, plant and equipment		22

2.4 Rights of Use associated with Leases		22

2.5 Current and non-current financial assets		23

2.6 Inventories		23

2.7 Trade and other receivables		24

2.8 Other receivables		24

2.9 Cash and cash equivalents		24

2.10 Share capital		25

2.10.1	Share-based payments - Stock options and free shares	25

2.10.2	Non-controlling interests	25

2.11	Provisions for employee benefits	26

2.12	Provisions	27

2.12.1	Provisions for tax liabilities	27

2.13	Borrowings and financial debts	28

2.13.1	Changes in financial liabilities	29

2.14 Lease liabilities		29

2.15 Other debts		30

2.16 Deferred income		30

2.17 Fair value table		30

3	NOTES TO THE STATEMENT OF PROFIT AND LOSS AND COMPREHENSIVE INCOME	31

3.1 Revenue from ordinary activities		31

3.2 Operating expenses		31

3.2.1	Staff costs	31

3.2.2	Headcount	32

3.3 Other operating income and expenses		32

3.4 Other income and expenses		32

3.5 Financial result		33

3.6 Income tax		33

3.6.1	Breakdown of tax expense	33

3.6.2	Reconciliation between actual and notional tax	34

3.6.3	Breakdown of deferred tax assets and liabilities	34

3.7 Earnings per share		35

3.7.1	Basic earnings per share	35

3.7.2	Diluted earnings per share	35

4	RELATED PARTIES	35

5	LITIGATION	35

6	OFF-BALANCE SHEET COMMITMENTS	35

7	FINANCIAL RISK MANAGEMENT	36

8	SUBSEQUENT EVENTS	37

8.1 Purchase by PERRIGO		37

8.2 Invasion of Ukraine by Russia		37

8.3.	Spanish tax audit	37

9	AUDITORS’ FEES	37

STATEMENT OF FINANCIAL POSITION

in thousands of euros		December 31, 2021
Assets
Goodwill	Note 2.1	529 585
Intangible assets	Note 2.2	514 489
Tangible assets	Note 2.3	3 261
Usage rights under leasing contracts	Note 2.4	8 654
Financial assets - Non-current portion	Note 2.5	773
Derivative asset instruments - Non-current portion		—
Deferred taxes - Assets	Note 3.6.3	30 618

Non-current assets		1 087 381

Stocks and work in progress	Note 2.6	22 726
Trade and other receivables	Note 2.7	53 599
Current tax assets	Note 2.8	10 205
Other receivables	Note 2.8	11 108
Prepayments		2 622
Financial assets - Current portion		9
Derivative asset instruments - Current portion		63
Cash and cash equivalents	Note 2.9	40 575

Current assets		140 907

TOTAL ASSETS		1 228 288

Equity
Share capital	Note 2.10	35 862
Share premium		319 897
Consolidated reserves - Group share		-171 588
Profit or loss for the financial year - Group share		-3 166

Equity - Group share		181 005
Non-controlling interests		107

Equity		181 112

Liabilities
Provisions for employee benefits	Note 2.11	2 441
Borrowings and financial debts - Non-current portion	Note 2.13	842 692
Leasing debts - Non-current portion	Note 2.14	7 359
Deferred income - Non-current portion	Note 2.16	666
Derivative liability instruments - Non-current portion		—
Deferred taxes - Liabilities	Note 3.6.3	127 508

Non-current liabilities		980 667

Provisions - Current portion	Note 2.12	822
Borrowings and financial debts - Current portion	Note 2.13	—
Leasing debts - Current portion	Note 2.14	2 341
Trade and other payables		33 243
Current tax liabilities	Note 2.15	610
Other debts - Current portion	Note 2.15	28 405
Deferred income - Current portion	Note 2.16	137
Derivative liability instruments - Current portion		952

Current liabilities		66 509

LIABILITIES		1 047 176

TOTAL LIABILITIES AND EQUITY		1 228 288

STATEMENT OF PROFIT AND LOSS AND COMPREHENSIVE INCOME

Profit and Loss account

in thousands of euros		December 31, 2021
Turnover		255 923
Other income from operations		605
Revenue from ordinary activities	Note 3.1	256 529
Costs of sales		-73 681
Marketing and sales costs	Note 3.2	-77 834
General and administrative costs	Note 3.2	-33 926
Research and development costs	Note 3.2	-9 062
Other operating revenues	Note 3.3	1 874
Other operating expenses	Note 3.3	-2 204
Other income	Note 3.4	111
Other expenses	Note 3.4	-4 675

Operating Result		57 133

Financial revenues		2 205
Financial expenses		-59 559

Financial Result	Note 3.5	-57 354

Pre-tax Result		-221
Income/(expenses) from taxation	Note 3.6	-2 872

Net Result		-3 093

Of which :
Group share		-3 166
Non-controlling interest		72

Basic and diluted earnings per share

in euros	December 31, 2021
Basic and diluted earnings per share	-0,09

Other comprehensive income

in thousands of euros	December 31, 2021
Net Result	-3 093
Revaluation of net defined benefit liability (asset)	-154
Related taxes	42

Total items that will not be reclassified to income in the future	-112

Exchange differences	1 045
Gains / losses at fair value	193

Total items likely to be reclassified to profit or loss in the future	1 238

Other components of comprehensive income	1 126

Total Global Result	-1 967

Of which :
Group share	-2 042
Non controlling interests	75

CONSOLIDATED STATEMENT OF CASH FLOWS

in thousands of euros		December 31, 2021
Loss of fully consolidated companies before tax		-221
Interest charges		57 085
Net provision for amortization		2 795
Net allocation for amortization of usage right - IFRS 16		2 379
Net provision for amortization (revaluation of assets - PPA Astorg)		1 237
Net allocation to provisions		904
Capital gains and losses on the disposal of tangible and intangible assets and cost of disposal		193
Operating working capital		541
Stocks		9 238
Trade and other receivables		-4 001
Trade and other payables		-4 696

Cash flows generated by operating activities		64 913

Tax income / (expenses) paid		-1 355
Other components of operational activities		339

Net cash flow from operational activities		63 897

Acquisition of tangible assets	Note 2.3	-427
Acquisition of intangible assets	Note 2.2	-12 217
Changes in payables to suppliers of fixed assets		3 298
Change in financial assets		-1 026
Change in the scope		-174
Other components of investment activities		-2

Net cash flow used in investment activities		-10 546

Loan repayments	Note 2.13.1	-18 000
New borrowings	Note 2.13.1	10 000
Repayment of leasing debts		-2 521
Interest paid		-20 650
Other components of financing activities		67

Net cash flow used in financial activities		-31 103

Net cash flow		22 249

Opening cash		18 163
Effects of exchange rate fluctuations on hedging cash flow		163
Closing cash		40 575

Net cash increase / (decrease)		22 249

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

In thousands of euros	Share capital	Share premium	Translation reserves	Fair value reserves	Consolidation reserves	Reserves - Actuarial gains and losses	Equity component of convertible bonds	Profit or loss	Total transactions with owners of the Company	Non- controlling interests	Total shareholders’ equity
Equity as of January 1, 2021	35 862	319 897	165	6 818	96 816	90	9 636	92 254	182 888	29	182 917

Total income for the period
Net income								3 166	3 166	72	3 094
Other comprehensive income			1 039	193		112			1 120	6	1 126

Total income for the period	—	—	1 039	193	—	112	—	3 166	2 046	78	1 968
Transactions with the Company’s owners									—		—
Contributions and distributions									—		—
Other variances			59		104				163		163

Total contributions and distributions	—	—	1 098	193	104	112	—	3 166	1 883	78	1 805

Equity as of December 31, 2021	35 862	319 897	934	7 011	96 713	201	9 636	95 420	181 006	107	181 112

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1	ACCOUNTING PRINCIPLES AND METHODS

1.1	Basis of preparation

These consolidated financial statements as of and for the fiscal year ended December 31, 2021 have been prepared to meet the reporting requirements of Rule 3-05 of Regulation S-X for purposes of a filing with the U.S. Securities and Exchange Commission in connection with the acquisition of HERA Group by Perrigo Group.

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), except that they do not include comparative financial information for the year ended December 31, 2020 as required by IAS 1 “Presentation of Financial Statements”.

These consolidated financial statements were approved by the Chairman of HERA S.A.S on July 11 2022.

1.2	Reporting Entity

The parent company, Héra S.A.S. (hereinafter “the Company”) is a company domiciled in France with its registered office in Chatillon 92320, 200 avenue de Paris; it was established on November 16, 2015.

The financial statements of the Company and its subsidiaries controlled, directly or indirectly, by the Company are included in the consolidated financial statements.

The Héra Group (hereafter “the Group”) aspires to be a global leader in the development and commercialization of pharmaceuticals, medical devices, and cosmetics.

The Group is comprised of the following companies:

Entities	Country	% holding
Héra Sas	France	Mother
Laboratoire HRA Pharma Sas	France	100,00%
HRA Pharma France Sas	France	100,00%
HRA Pharma Development Sarl	France	100,00%
HRA Pharma Deutschland GmbH	Germany	100,00%
HRA Pharma UK & Ireland Limited	UK	100,00%
HRA Pharma Italia Srl	Italy	100,00%
HRA Pharma Iberia SL	Spain	100,00%
HRA Pharma LLC	USA	100,00%
HRA Pharma Switzerland Sarl	Switzerland	100,00%
HRA Pharma Rare Diseases Sas	France	100,00%
HRA Pharma Benelux	Belgium	100,00%
HRA Pharma America Inc	USA	100,00%
HRA Pharma APAC	Hong Kong	100,00%
HRA Pharma Hong Kong Limited	Hong Kong	67,00%
HRA Pharma China	China	100,00%

1.3	Accounting principles

1.3.1	Statement of compliance and accounting principles

Except as described in note 1.1, the consolidated financial statements have been prepared on the basis of IFRS (International Financial Reporting Standards) as adopted by the European Union, IFRS as issued by the IASB (International Accounting Standard Board) and interpretations of international standards (SIC and IFRIC) as of December 31, 2021.

All of the European Union’s adopted texts can be found on the European Commission’s website at the following location:

http://ec.europa.eu/commission/index_fr

Effective January 1, 2021, the following standards and interpretations were applicable:

The IASB’s published standards, revisions to standards, and interpretations that are mandatory as of the fiscal year 2021 are given below:

•	Amendments to IFRS 4 “Extension of the temporary exemption from IFRS 9”

•	Amendments to IFRS 9, IAS 39 and IFRS 7 “Reform of reference interest rates - Phase 2”

•	Amendments to IFRS 16 “Covid-19 rent concessions beyond June 30, 2021”

•	Agenda decision of the IFRS Interpretations Committee (IFRS IC) : Attributing Benefit to Periods of Service (IAS 19)

The impact of these standards is not significant in the financial statements as of December 31, 2021.

Standards, amendments and interpretations published but not yet endorsed by the European Union and Standards, amendments and interpretations endorsed by the European Union and not early adopted by the Group :

The estimated impact of applying the IASB’s (International Accounting Rules Board) and IFRS IC’s (International Financial Reporting Standards Interpretations Committee) standards and interpretations, is not significant.

1.3.2	Basis of measurement and presentation

With the exception of specific asset and liability classes, the consolidated financial statements are prepared on a historical cost basis in accordance with IFRS. The relevant classes are listed in the notes below, as applicable.

Assets and liabilities of different types, functions, and sizes are shown individually.

Current assets and liabilities are those i included in the working capital used throughout a normal business cycle. Current and non-current assets and liabilities are categorized according to whether they are due within one year as of the balance sheet date.

1.3.3	Functional and reporting currency

An entity’s functional currency is the currency of the economic environment in which it is principally active. The functional currency for subsidiaries is the local currency.

The Company’s functional currency is the euro, hence the consolidated financial statements are presented in euros. Unless otherwise stated, all financial data is expressed in thousands of euros.

1.3.4	Conversion of foreign currency transactions

Foreign currency transactions are translated into the relevant functional currencies of Group entities using the exchange rate in effect at the time of the transactions, in accordance with IAS 21.

Monetary assets and liabilities denominated in foreign currencies are converted into the functional currency at the balance sheet date using the closing rate. Exchange gains and losses are recorded in the statement of profit and loss as a result of the relevant exchange variations.

1.3.5	Translation of financial statements of foreign subsidiaries whose functional currency is not the euro

Foreign subsidiaries whose functional currency is not the euro have their financial statements translated into euros as follows:

•	the balance sheets of foreign subsidiaries are translated into euros using the exchange rate prevailing at the balance sheet date;

•	the statement of profit and loss and cash flows of these companies are translated using the average exchange rate for the period;

•	differences arising from the translation of the financial statements of foreign companies are recorded in other comprehensive income under the heading “Exchange differences”.

1.3.6	Use of Judgments and Estimates

Management must use judgment and make estimates and assumptions while preparing financial statements, which affect the application of accounting policies and the reported values of assets and liabilities, income and expenses. Actual values may differ from those estimated due to changes in assumptions or economic conditions that differ from those in effect at the time the balance sheet was prepared.

The estimates and underlying assumptions are reviewed on an ongoing basis. The impact of changes in accounting estimates is recognized in the period of the change and any subsequent periods affected.

The following are some examples of key estimates and judgments used in adopting accounting policies:

•	the valuation of goodwill and intangible assets;

•	the valuation of employee benefits;

•	the valuation of provisions for risks, particularly in the event of litigation;

•	deferred tax assets on losses carried forward.

1.4	Main accounting principles

1.4.1	Consolidation method

The Group controls a subsidiary when it has power over the subsidiary, is exposed or has rights to variable returns from its involvement with the subsidiary and has the ability to use its power to affect the amount of its returns.

1.4.2	Business combinations

The acquisition method is used to account for business combinations. At the time of exchange, the consideration transferred is the fair value of the assets given, equity instruments issued, and liabilities incurred. Direct costs incurred as a result of the combination are recorded in “Other operating expenses” in the period in which they occur.

Except for particular exceptions provided for in the revised IFRS 3, the assets, liabilities, and contingent liabilities of the acquired firm are measured at fair value on initial consolidation of an controlled company.

Goodwill recorded in the consolidated balance sheet represents the difference between:

•	the aggregate of the following components:

•	the consideration transferred for the acquisition of control;

•

the amount of non-controlling interests in the acquired company, determined either at fair value at the acquisition date (full goodwill method) or on the basis of their proportionate share of the fair value of the net identifiable assets and liabilities acquired (partial goodwill method). This option is available on a transaction-by-transaction basis;

•	for step acquisitions, the fair value at the acquisition date of the Group’s share of the net assets acquired prior to the acquisition of control;

•	and the net amount of identified assets acquired and identified liabilities incurred, measured at their fair value at the acquisition date.

After initial recognition, goodwill are tested for impairment in accordance with IAS 36 – Impairment of Assets, at least once a year and whenever there is an indication that the asset may be impaired.

The difference is recognized directly in the statement of profit and loss when the consideration transferred is less than the fair value of the Group’s share of the identifiable assets acquired and liabilities assumed of the subsidiary acquired.

When the accounting for a business combination may only be determined provisionally, IFRS 3 requires that the asset and liability values be adjusted within twelve months of the acquisition date.

Adjustments to the values recognized after the measurement period expires in relation to the values assigned to the assets acquired and liabilities assumed on initial consolidation are recognized prospectively in profit or loss for the year of the change and subsequent years, if any, without adjustment to goodwill.

If the changes in the initial accounting for the combination are due to an error, the values assigned to the acquired assets and liabilities, non-controlling interests, or purchase price elements are changed retrospectively, as if their corrected fair values had been recognized as of the acquisition date. Goodwill must also be adjusted accordingly, and the impact of the error correction is recognized in opening equity in the year of the error correction, in accordance with IAS 8 - Accounting policies, changes in accounting estimates and errors.

1.4.3	Development costs

Research costs for the purpose of acquiring new scientific or technical knowledge and understanding are expensed as incurred.

Development activities involve the existence of a plan or design for producing new or substantially improved products and processes. Development expenditure is recognized as an asset if and only if the costs can be reliably measured and the Group can demonstrate:

•	the technical and commercial feasibility of the product or process in the short term;

•	the recognition of probable future economic benefits ;

•	and its intention and the availability of sufficient resources to complete the development and use or sell the asset.

The cost of materials and directly relevant subcontracting costs required to bring the asset to its intended use are included in the expense so capitalized.

Other development costs are expensed as incurred.

With the exception of products that have an active or exploitable marketing authorization and are capable of generating future economic benefits, or that are related to the safety of the environment or people, or that are indispensable for the continuation of the business, Héra believes that the criteria laid out in IAS 38 “Intangible Assets” have not yet been met, given the risks inherent in development programs and the progress of the Group’s projects.

1.4.4	Other intangible assets

Other intangible assets include intangible assets with an indefinite useful life (trademarks and property rights acquired from a third party for drugs) as well as patents, software, licenses, and marketing authorizations acquired or developed internally by the Group with a finite useful life. They are valued at the cost of acquisition (purchase price and related expenses).

Subsequent spending on intangible assets is recognized only if it boosts the asset’s future economic benefits. Other expenses are deducted as they are incurred.

Amortization is recognized over the expected useful life of intangible assets on a straight-line basis:

•	Patents:	20 years

•	Development costs :	between 3 and 15 years

•	Other intellectual property rights and licenses:	between 3 and 19 years

•	Software :	1 to 3 years

•	Licenses:	between 3 and 10 years

•	Domain names:	between 1 and 5 years

1.4.5	Property, plant and equipment

Property, plant and equipment are initially recognized at acquisition cost.

If it is expected that future economic advantages connected with the asset will flow to the Group and the cost of the asset can be determined accurately, subsequent costs are included in the carrying amount of the asset or, where appropriate, recognized as a distinct asset.

Fixed assets are depreciated on a straight-line basis over the estimated useful life of the assets. Depreciation is recognized as an expense for the year.

The estimated useful lives are as follows:

•	Fixtures and fittings	8 years

•	Industrial equipment	10 years

•	Office and computer equipment	3 years

•	Furniture	10 years

Depreciation methods, useful lives and residual values are reviewed and, if necessary, adjusted at each balance sheet date.

1.4.6	Financial assets and liabilities

Financial assets and liabilities mainly include:

•	Group investments (non-consolidated investments, debt securities, etc.)

•	Loans and financial receivables

•	Cash and cash equivalents

•	Borrowings and other financial liabilities

•	Derivative instruments

◾	Financial assets

Contractual characteristics and management models are used to classify financial assets.

Non-recyclable financial assets at fair value through other comprehensive income

The Group has made the irreversible decision to record investments in equity instruments at fair value through non-recyclable “other comprehensive income,” i.e., without the ability to transfer them to the statement of profit and loss in the case of a sale. Only dividends received are recorded in the income statement.

Recyclable financial assets at fair value through other comprehensive income

Investments in debt instruments with a cash flow collection and resale mechanism and contractual flows consisting entirely of principal repayments and interest payments are reported at fair value with an offsetting entry in recyclable “other comprehensive income” (recyclable OCI).

Financial assets at fair value through profit or loss

Financial assets classified as fair value through profit or loss are financial assets purchased with the goal of resale in the near future or equity instruments for which the Group has not opted to define them as fair value through other comprehensive income.

Loans

Loans are measured at amortized cost if the business model is to collect contractual cash flows consisting solely of principal and interest payments.

The effective interest rate technique is used to account for interest in the statement of profit and loss’s “Other financial income and costs.”

The Group has taken an approach to loan impairment that is based on the counterparty’s likelihood of default and its assessment of the credit risk’s progression. The difference between the carrying amount and the value of the expected future cash flows, discounted at the financial assets’ original effective interest rate, is the impairment loss.

Trade and other receivables

Trade receivables are recognized and recorded at their transaction price.

A depreciation is recognized based on the expected losses since the origin of the receivable. Bad debts are recognized as losses when they are identified as such.

Cash and cash equivalents

Cash equivalents are short-term, liquid investments that are readily convertible into a known amount of cash and which are subject to an insignificant risk of change in value. Cash and cash equivalents” therefore includes cash at bank and in hand, as well as cash investments in marketable securities with a maturity of three months or less and with very low sensitivity to interest rate risk.

In the cash flow statement, cash and cash equivalents comprise cash in hand, demand deposits in banks, and short-term liquid investments, net of bank overdrafts. It should be noted that bank overdrafts are included in the balance sheet under “Borrowings—current portion”.

◾	Financial liabilities

Borrowings and financial debts

Bank loans are initially valued at fair value of the consideration received, minus transaction costs that are directly traceable.

They are then measured using the effective interest rate approach at amortized cost. Specifically, using the effective interest rate method, all costs associated with the issuance of loans or bonds, as well as any difference between the issuance proceeds net of transaction costs and the redemption value, are recognized in the statement of profit and loss as financial expenses over the life of the loans.

Compound instruments

Compound financial instruments issued by the Group in euros include convertible bonds which give the holder the option to convert them into a specified number of shares.

The liability component of the compound financial instrument is initially valued at the fair value that a similar liability would have if it did not have a conversion option. The equity component is the difference between the fair value of the entire compound financial instrument and the fair value of the liability component when it is first recognized.

The liability component of a compound financial instrument is measured at amortized cost using the effective interest method after initial recognition. After initial recognition, the equity component of the compound financial instrument is not remeasured.

The statement of profit and loss accounts for interest on financial liabilities.

Derivative instruments

Hedging transactions in the form of derivative instruments, such as forward contracts, currency options, and interest rate options, are used by the Group to manage market risks (interest and exchange rates).

According to the standards of IFRS 9, these financial products are designated as hedging instruments and are primarily accounted for as cash flow hedges.

Hedge accounting

A cash flow hedge protects against the risk of profit or loss from variations in cash flows of an asset, obligation, or highly probable projected transaction that are linked to one or more risk components.

For the effective portion of the hedging relationship, changes in the fair value of the hedging instrument are recognized directly in the consolidated statement of comprehensive income, and for the ineffective portion, they are recorded in the statement of profit and loss.

When the hedged transaction affects the statement of profit and loss, cumulative changes in the fair value of the hedging instrument previously recognized in the consolidated statement of comprehensive income are recycled to the statement of profit and loss.

Gains and losses are recorded in “Other operating income” for hedging operational activities and “Financial income” or “Financial expense” for hedging investment and financing activities.

The cumulative changes in the fair value of the hedging instrument previously recorded in the consolidated statement of comprehensive income are included in the initial measurement of the asset or liability concerned when the forecasted transaction results in the recognition of a non-financial asset or liability.

Hedging cost

The Group may document currency or interest rate options as hedging instruments as part of its market risk management policy, and the effectiveness of these products is assessed based on changes in intrinsic value. Depending on the nature of the risk hedged, the time value of these options is handled as a hedging cost and recognized in the consolidated statement of comprehensive income and recycled to the statement of profit and loss.

Discontinuation of hedge accounting

When the criteria for hedge accounting’s application are no longer met, such as when the hedging instrument expires, is sold, terminated, or exercised, or when the hedging relationship’s market risk management purpose changes, hedge accounting is discontinued.

IBOR reform

A reform of the main reference rates is underway with the replacement of Interbank Offered Rates (IBOR) by alternative risk-free reference rates.

The Group is closely monitoring market activity as well as the publications of various bodies, particularly the IFRIC and the IASB, and has prepared itself for a gradual transition to risk-free rates.

Financial instruments (finance and derivatives) and, to a lesser extent, certain commercial contracts are likely to be affected by this reform (late payment interest, etc.).

In this context, the IASB has published several amendments to IFRS 9 and IFRS 7, including phase 2, which was adopted on January 13, 2021 and went into effect on January 1, 2021, to reflect the impact of replacing benchmark interest rates with new benchmark interest rates without any accounting impact that would not provide useful information to financial statement users.

The Group’s financial statements for 2021 are unaffected by this rate change.

1.4.7	Inventories and work in progress

The cost of inventory is determined using the F.I.F.O. (First In, First Out) method. The cost of inventories includes all direct material costs, labor costs and the allocation of indirect production costs and/or subcontracting costs.

Inventories are measured at cost or net realizable value if lower than the net book value.

An impairment loss is recognized when:

•	products are damaged and therefore, not saleable;

•	products that have expired or are nearing obsolescence between 0 and 12 months before the expiration date.

1.4.8	Employee benefits

In accordance with the specific laws and provisions of each country in which it operates, the Group provides its employees with post-employment benefits (pension plans, termination benefits, etc.).

Defined contribution plans

A defined contribution plan is a post-employment benefit plan in which a company makes pre-determined contributions to a separate company and is under no legal or constructive duty to pay additional contributions. When contributions to defined contribution plans are due, they are recorded as an expense. Prepaid contributions are classified as assets if they may result in a cash refund or a reduction in future payments.

Defined benefit plans

A defined benefit plan is a post-employment plan other than a defined contribution plan.

Employees’ future benefits are estimated in exchange for services given in the current and preceding periods, and liabilities under defined benefit plans are measured separately for each plan. A certified actuary performs annual actuarial valuations using the predicted unit credit approach. This technique involves calculating the rights that employees have earned at the end of the year for all plans, taking into consideration the outlook for wage increases and the economic conditions in each country.

For post-employment benefits, the valuation is based in particular on the following methods and assumptions:

•	the retirement age, determined on the basis of the provisions applicable to each of the schemes and the conditions required to qualify for a full pension;

•	the projected salary level at retirement, taking into account the expected career progression and the estimated change in the retirement age;

•	the projected number of retirees determined on the basis of staff turnover rates and mortality tables available in each country;

•	the discount rate determined at the balance sheet date by reference to the rate on high quality corporate bonds with a duration close to that of the Group’s obligations.

The net expense recognized during the year for employee benefits includes:

•	in the Profit & Loss account:

•	the service cost corresponding to the acquisition of additional rights;

•	the net interest cost, corresponding to the interest cost on obligations net of income from hedging assets, now measured using the discount rate for obligations;

•	past service cost, including the expense or income arising from plan amendments/liquidation or the introduction of new plans;

•	actuarial gains and losses relating to other long-term benefits.

•	in the statement of net income and gains and losses recognized directly in other comprehensive income:

•	actuarial differences relating to post-employment benefits.

Termination benefits

When the Group is manifestly committed to a specific formal strategy for either termination of employment before the typical retirement date or an offer to induce voluntary redundancy with the goal of decreasing the workforce, termination benefits are recognized as an expense. If the Group has made an offer to encourage voluntary redundancies, it is likely that the offer will be accepted, and the number of employees who will accept the offer can be reasonably anticipated, voluntary redundancy payments are recorded as an expense.

Short-term benefits

If the Group has a present legal or constructive obligation to make such payments in return for past service rendered by the employee and the obligation can be reliably estimated, a provision is recognized for the amount that the Group expects to pay in respect of short-term cash-settled incentive and profit-sharing plans and bonuses.

1.4.9	Share-based payments

Over the time during which the staff members definitively acquire the rights, the fair value established at the date of grant of the options issued to employees is recognized as an employee benefit expense, with a corresponding rise in equity. The expense amount is adjusted to reflect the actual number of vested options for which the service and performance standards are met.

The fair value of the amount to be settled to an employee for cash-settled share appreciation rights is recognized as an expenditure, with a corresponding rise in the liability, over the period in which the employees become entitled to the final payment. At each balance sheet date and at the settlement date, the liability is remeasured. Personnel expenses account for any changes in the liability’s fair value.

Regardless of how the Group obtains the equity instruments, share-based payment transactions in which the Group receives goods or services in exchange for its own equity instruments are accounted for as equity-settled transactions.

The standards of IFRS 2 are used to measure and recognize plans that have been authorized but have not yet vested as of December 31, 2021.

1.4.10	Provisions

Provisions are accounted for when the Group has a present legal or constructive obligation as a result of a past event, the obligation can be reliably estimated and it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation.

These provisions are calculated based on the most likely assumptions at the time of the balance sheet.

1.4.11	Revenue from ordinary activities

1.4.11.1	Turnover

The Group’s revenue consists primarily of revenue from the sale of pharmaceutical products and medical devices. It is recognized when control of the goods or services is transferred to the client generally upon delivery, in accordance with the delivery and acceptance terms of the contract with the customer. Revenue is accounted for at the amount that reflects the sums that the Group expects to receive.

Revenue from product sales consists of the sale of products net of returns, rebates, discounts and allowances granted to customers. Rebates, discounts and rebates are recognized concurrently with the sales to which they relate and are identified as a variable component of the price in accordance with the provisions of IFRS 15.

1.4.11.2	Other income from operations

Other revenue includes royalties, income from licensing agreements with partners and other services.

Royalties received are recorded under “Royalties and Downpayments” on the basis of revenues generated by partners during the fiscal year and the contractual royalty rates.

1.4.12	Research Tax Credit

The French government provides tax incentives to businesses to encourage them to conduct technological and scientific research. Companies that can show that they have incurred expenses that meet the criteria (research expenses incurred in France, the European Union, or another country that has signed a tax treaty with France containing an administrative assistance clause since January 1, 2005) are eligible for a tax credit that can be used to pay corporate income tax. Except for the research tax credit arising from capitalized expenses, which is accounted for first as deferred income and then as a deduction from development costs as the expenses are amortized, this research tax credit is accounted for as a grant, as a deduction from recognized research and development costs.

1.4.13	Cost of sales and other operating expenses

The costs of manufacturing the marketed products are included in the sales costs.

The costs of distribution, promotion, and sale of pharmaceuticals are all included in marketing expenditures.

General management and support tasks are included in general and administrative costs (finance, IT, HR, etc.).

Internal and external costs of research and development studies that do not meet the criteria for the activation of new products, as well as regulatory affairs expenses, are included in research and development expenses.

1.4.14	Other income and expenses

Other income and expenses include a limited number of income and expenses, such as:

•	gains and losses on disposals of non-current tangible or intangible assets;

•	impairment of non-current tangible or intangible assets;

•	amortization of intangible assets acquired in business combinations;

•	restructuring costs;

•	provisions relating to major litigation for the company.

1.4.15	Lease agreements

For all leases, regardless of their nature, the Group recognizes leases as assets in the form of a right of use against a rental liability on the balance sheet. The Group recognizes a depreciation charge and an interest charge in the profit and loss account, and lease payments are included in cash flows from financing activities in the cash flow statement.

Property leases and vehicle leases are the two principal contracts affected by the standard.

1.4.16	Financial income and expenses

Net financial income / (loss) includes interest on investments, interest payable on borrowings calculated using the effective interest method, changes in the fair value of financial assets at fair value through profit or loss, impairment losses recognized in respect of financial assets, foreign exchange gains and losses on financial transactions, foreign exchange differences and discounting and undiscounting effects.

When interest income is earned using the effective interest technique, it is recorded in the statement of profit and loss.

1.4.17	Income tax

Current tax expense/income and deferred tax expense/income are both included in income tax (expense or income).

Tax is included in profit or loss unless it is related to items that are directly recorded in other comprehensive income or equity, in which case it is recorded in the same manner.

Current tax is defined as (i) the estimated amount of tax payable in respect of taxable profit for a period, calculated using tax rates enacted or substantively enacted at the balance sheet date, and (ii) any adjustment to the amount of tax payable in prior periods.

Unless otherwise specified, all transitory differences between the carrying amount of assets and liabilities and their tax bases are determined and recorded using the balance sheet liability technique. Based on tax regulations that have been passed or substantively enacted by the balance sheet date, deferred tax assets and liabilities are measured at the tax rates that are projected to apply to the period when the asset is realized and the liability is settled.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax assets and liabilities and they relate to income taxes levied by the same taxation authority, either on the same taxable entity or on different taxable entities, but which intend to settle the current tax assets and liabilities on a net basis or to realize the assets and settle the liabilities at the same time.

A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilized. Deferred tax assets are reviewed at each balance sheet date and are recognized to the extent that it is probable that sufficient taxable profit will be available.

Deferred taxes are calculated using domestic tax rates that are projected to apply when the asset is realized and the liability is resolved, based on tax rates that have been enacted or substantially enacted by the balance sheet date, depending on the jurisdiction.

As a result, as of December 31, 2021, deferred taxes for French corporations have been recognized at the rates approved by the French National Assembly (including the 3.3% social contribution) based on the reversal schedules below:

•	27.37% in 2021 ;

•	25.83% in 2022 and beyond.

1.4.18	Earnings per share

Basic earnings per share are calculated by dividing the profit or loss attributable to ordinary and preference shareholders of the Company by the weighted average number of ordinary shares outstanding during the period.

Diluted earnings per share are determined by adjusting the profit or loss attributable to ordinary and preference shareholders and the weighted average number of ordinary shares outstanding for the effects of all dilutive potential ordinary shares (bonus share grants, warrants and stock options granted to beneficiaries).

1.4.19	Impairment testing of non-financial assets

In accordance with IAS 36 - Impairment of Non-Financial Assets, goodwill, trademarks, and non-amortizable rights of use are tested for impairment at least once a year, or more frequently if there is an indication of impairment. If there is any sign of impairment, additional assets are also subjected to impairment assessments.

In addition, at each balance sheet date, the carrying amounts of other intangible assets are examined to see whether there is any indication that the asset may be impaired. If such an indicator exists, the asset’s recoverable value is estimated.

The success of subsequent rounds of clinical research, pharmacovigilance, patent protection, the arrival of competitor treatments, or changes in actual sales compared to expectations can all be indicators of impairment.

Goodwill and assets identified in a business combination are allocated to one of the Group’s two cash-generating units, CHC (i.e., the sale of products in pharmacies, supermarkets, or e-commerce outlets and, for the most part, without prescription) and RX ((i.e. the sale of prescription products and mainly comprising the rare disease activities)., for the purposes of impairment testing, from the date of acquisition. These assets include, in particular, emergency contraceptive products (Compeed and Mederma), as well as RX.

Impairment tests consist of comparing the net book value of the asset or cash-generating unit with its recoverable amount, which is the higher of its fair value less costs to sell and its value in use.

Value in use is calculated as the sum of the discounted cash flows expected from the use of the asset or cash-generating unit and its ultimate disposal.

The amount that may be collected through the sale of an asset or cash-generating unit in an arm’s length transaction, minus costs directly related with the disposal, is known as fair value less costs to sell.

The Group’s weighted average cost of capital is used to discount the expected cash flows.

If the carrying value of an asset or its cash-generating unit exceeds its recoverable value, an impairment loss is recognized. Losses due to impairment are recorded in the statement of profit and loss. A cash-generating unit’s impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the cash-generating unit, and then to reduce the carrying amounts of the unit’s other assets pro rata to the carrying amount of each asset in the unit .

The methods and key assumptions specific to the asset impairment tests performed for the year ended December 31, 2021 are presented with respect to goodwill in note 2.1.

1.5	Determining fair value

The following are the valuation methodologies utilized at each level:

•	Level 1 (unadjusted quoted prices): prices available to the entity at the measurement date in active markets for identical assets or liabilities;

•

Level 2 (observable inputs): data about the asset or liability other than quoted market prices included in Level 1 inputs that are observable either directly (such as a price) or indirectly (i.e. derived from observable prices);

•	Level 3 (unobservable inputs): inputs that are not observable in a market, including observable inputs that are subject to significant adjustments.

The following procedures were used to determine fair values for balance sheet measurement and disclosure.

(i)	Investment in equity and debt securities

The fair value of listed financial instruments measured at fair value through profit or loss or through other comprehensive income is determined by comparing their last quoted bid price at the balance sheet date to their fair value or using recognized valuation techniques such as the discounted cash flow method if the instrument is not listed.

(ii)	Trade and other receivables

The fair value of trade and other receivables is calculated using the present value of future cash flows, discounted at the current market interest rate.

(iii)	Non-derivative financial liabilities

The present value of future cash flows generated by the debt (principal and interest) at the market interest rate adjusted for a credit spread at the reporting date is used to calculate fair value for disclosure purposes.

(iv)	Derivative instruments

The fair value of derivatives is based on recognized valuation techniques such as the discounted cash flow method and includes credit risk (Credit Value Adjustment) and counterparty risk (Debit Value Adjustment).

1.6	Changes in accounting policies

The IFRIC’s agenda decision issued in May 2021 on attributing retirement benefits on length of services has no significant impact on the consolidated financial statements.

1.7	Significant events of the fiscal year

1.7.1	COVID-19

The Group’s sales increased by more than 26% in 2021 compared to 2020, reflecting the strength of its brands as well as the recovery from the Covid-19 pandemic’s consequences.

After a negative impact from Covid-19 in 2020, Compeed branded revenues rebounded dramatically in 2021.

The Group concentrated on reducing and optimizing its material costs, notably in the area of “rare diseases” as well as its operating expenses, throughout this time. These efforts paid off with an operating profit of €57.1 million, up €36.8 million (+181.5%) over the previous year.

The Group’s inventory management has also been improved.

It should be emphasized that the Group’s manufacturing and supply of products has not been disrupted.

Except for the German subsidiary, which received 594,000 euros of non refundable support in 2021, the Group has not sought recourse or assistance from the government in the period.

As of December 31, 2021, all deferred payments of certain social security and tax costs made at the time of the first containment have been repaid.

1.7.2	Ongoing legal actions

•	In Europe, ella and Esmya products are the subject of a patent opposition proceeding before the European Patent Office:

•	HRA filed an appeal against the European Patent Office’s first instance ruling on the patent for the formulation of ella and Esmya tablets.

HRA has filed an appeal against the European Patent Office’s first instance revocation judgment. A summons to an oral hearing before the Board of Appeal in Harr (Germany) has been issued; the hearing is scheduled for November 24, 2022. By the end of 2022, a conclusive decision on the patent’s maintenance or revocation is expected.

•	HRA filed an infringement claim against four generic makers of ellaOne products with the District Court in Korea on December 23, 2021, based on the ellaOne “formulation” patent.

•	Litigation is underway with ella’s former Austrian distributor, who has sued HRA Pharma for non-delivery of supplies.

SANOVA is also making a claim against HRA Pharma for terminating the contract with too little notice.

HRA Pharma intends to actively defend itself against this attack, it has recorded a provision of 150 thousand euros in its financial statements.

The case is now pending before the courts.

1.7.3	Other Information

•	HRA France’s “rare diseases” business was transferred to HRA Pharma Rare Diseases on April 1, 2021.

•	HRA Pharma Development, which is wholly owned by Laboratoire HRA Pharma, was absorbed by the latter via a Universal Asset Transfer on December 31, 2021.

•	On September 15, 2021, HRA Pharma LLC, which had no activity, was dissolved.

•	From July 2021, the local subsidiary in the United Kingdom began marketing Hana, a regular contraceptive tablet.

2	NOTES TO THE STATEMENT OF FINANCIAL POSITION

2.1	Goodwill

The goodwill shown in the December 31, 2021 balance sheet is the result of the acquisition of Laboratoire HRA Pharma in 2016 for an initial €303 million, the Compeed acquisition in 2017, the acquisition of the property rights of Lysodren in 2018, the acquisition of Mederma assets in June 2019 for €57 million.

At the end of the fiscal year, goodwill had a balance of €530 million (gross €553 million minus a €23 million impairment).

Impairment testing

Impairment tests are conducted at the level of each of the two Cash Generating Units (CGUs): RX (the sale of prescription products, which primarily includes rare disease activities) and CHC (the sale of products in pharmacies, supermarkets, or e-commerce, which, for the most part, does not require a prescription). The CHC CGU includes, for example, emergency contraceptive medications such as Compeed and Mederma).

The recoverable amount of each cash-generating unit corresponds to its value in use, which is calculated using the discounted value of the expected future cash flows. The assumptions used for the impairment tests of each cash-generating unit are reviewed annually:

•	Business plan drawn up by management for the period 2022 to 2025 with structural costs allocated according to the weight of the activities of each CGU;

•	Beyond this horizon, cash flows are extrapolated by applying the expected long-term market growth rate;

•	An average tax rate has been used over the business plan horizon and corresponds to the weight of the activity in each area;

•	A discount rate determined by geographical area, ranging from 8% to 9.2% depending on the cash generating units tested;

•	Perpetual growth rate set at 2% for the calculation of terminal values of CGUs.

The carrying amounts of the respective Cash Generating Units and the main assumptions are presented below:

in thousands of euros	RX	CHC	Total
Net book value as of December 31, 2021
Goodwill	63 879	465 707	529 585
Net assets	41 934	475 816	517 750
Total	105 813	941 523	1 047 335
Perpetual growth rate	2%	2%
Discount rate	9,2%	8,3%

For the year 2021, tests were conducted to determine the sensitivity of the recoverable amount to likely changes in various actuarial assumptions, primarily the discount rate (range +/- 1%), change in cash flows (range +/- 20%), and perpetual growth rate (range +/- 1%). The sensitivity analyses were calculated by changing a single parameter and did not result in the recognition of any risk of goodwill impairment.

No impairment of goodwill has been identified.

2.2	Intangible assets

The following are the changes in “intangible assets” over the last year:

Gross value in thousands of euros	Development Costs	Concessions, patents, trademarks and licenses	Marketing authorizations and exploitation rights	Software	Other intangible assets	Total
December 31, 2020	90 022	527 487	21 907	277	64	639 757

Acquisitions	11 349	128	726	15		12 217
Redeployment						0
Sales / Scrapping	-195			-10		-205
Exchange differences			9			9

December 31, 2021	101 176	527 615	22 641	281	64	651 778

Amortization in thousands of euros	Development Costs	Concessions, patents, trademarks and licenses	Marketing authorizations and exploitation rights	Software	Other intangible assets	Impairment losses	Total
December 31, 2020	-44 862	-20 290	-15 271	-90	-2	-53 348	-133 864

Allowances	-1 828	-542	-1 482	-103		520	-3 437
Redeployment		186				-186	0
Sales / Scrapping	2			10			11

December 31, 2021	-46 689	-20 647	-16 753	-183	-2	-53 014	-137 289

Net value in thousands of euros	Development Costs	Concessions, patents, trademarks and licenses	Marketing authorizations and exploitation rights	Software	Other intangible assets	Impairment losses	Total
December 31, 2020	45 160	507 197	6 636	187	62	-53 348	505 893
December 31, 2021	54 487	506 968	5 888	98	62	-53 014	514 489

Intangible assets other than brands are amortized over a period of between 1 and 20 years.

Investments during the period mainly concern the CGU “CHC” for 89%.

2.3	Property, plant and equipment

The following is a breakdown of tangible assets:

Gross value in thousands of euros	Fixtures and fittings	Plant, machinery and equipment	Other tangible fixed assets	Total
December 31, 2020	1 375	2 456	1 418	5 249

Acquisitions		395	33	427
Sales / Scrapping		-4	-1	-5
Exchange differences	1	7	6	15

December 31, 2021	1 376	2 854	1 456	5 686

Amortization in thousands of euros	Fixtures and fittings	Plant, machinery and equipment	Other tangible fixed assets	Total
December 31, 2020	-336	-990	-496	-1 822

Allowances	-155	-280	-163	-598
Write-back on disposals/scrapping		4	1	5
Exchange differences	-1	-6	-4	-11

December 31, 2021	-492	-1 272	-661	-2 426

Net value in thousands of euros	Fixtures and fittings	Plant, machinery and equipment	Other tangible fixed assets	Total
December 31, 2020	1 039	1 466	922	3 427
December 31, 2021	884	1 582	795	3 261

During the year, no signs of deterioration were found.

2.4	Rights of Use associated with Leases

The following is a breakdown of the rights of use associated with leases:

Gross value in thousands of euros	Real estate property	Others	Total
December 31, 2020	12 282	2 119	14 401

Acquisitions	566	575	1 141
Sales / Scrapping	-58	-404	-462
Redeployment			0
Exchange differences	70		70

December 31, 2021	12 860	2 290	15 150

Amortization in thousands of euros	Real estate property	Others	Total
December 31, 2020	-3 448	-1 080	-4 528

Allowances	-1 772	-607	-2 379
Write-back on disposals/scrapping	47	404	451
Redeployment			0
Exchange differences	-39		-39

December 31, 2021	-5 212	-1 283	-6 496

Net value in thousands of euros	Real estate property	Others	Total
December 31, 2020	8 834	1 039	9 873
December 31, 2021	7 648	1 006	8 654

2.5	Current and non-current financial assets

The following is a breakdown of current and non-current financial assets:

	December 31, 2021
in thousands of euros	Non-current financial assets	Current financial assets
Deposits and guarantees	688
Others	85

Total	773	0

2.6	Inventories

The breakdown of Inventories is as follows:

in thousands of euros	December 31, 2021
Inventories of raw materials and active ingredients	5 041
Inventories of intermediate and finished products	6 074
Merchandise inventories	13 469

Gross value	24 585
Provisions for impairment	-1 859

Net value	22 726

Improved sales performance, as well as better inventory control and procurement, are primarily responsible for the decrease in the gross value of stocks. As a result, inventory is reduced.

Changes in inventory schedule:

in thousands of euros	Net stock as at 31 December 2020	Variations in stock	Net final stock as at 31 December 2021
Raw materials and active ingredients	4 772	268	5 041
Stocks of intermediate products	4 661	1 399	6 060
Stocks of finished products and goods purchased for	22 110	-10 484	11 626

Total	31 543	-8 817	22 726

2.7	Trade and other receivables

This item can be analyzed as follows:

in thousands of euros	December 31, 2021
Accounts receivable	55 003
Provisions for impairment	-1 404

Net value	53 599

Trade receivables must be paid within a year.

2.8	Other receivables

Other receivables can be broken down as follows:

in thousands of euros	December 31, 2021
Tax receivable	7 233
Other tax receivables	2 972
VAT receivables	9 213
Suppliers receivables	1 780
Receivables on disposal of fixed assets	—
Other operating receivables	115

Net value	21 313

The “Other tax receivables” are mainly explained by a €2 million credit position following the URSSAF’s audit of HRA Pharma France’s pharmaceutical taxes.

2.9	Cash and cash equivalents

In thousands of euros	December 31, 2021
Cash	40 573
Cash in vault	2

Net value	40 575

Cash and cash equivalents include cash on hand.

Timing of payment has improved for the Group, with receivables collection periods falling from 90 to 78 days.

2.10	Share capital

Astorg and its co-investors Goldman Sachs Merchant Banking Division control the bulk of the Company’s capital through HERA Lux, the majority shareholder; as of April 1, 2021, the shareholders have changed ownership of their investment in the HRA Pharma Group. Since April 1, 2021, a new holding company has been established in Luxembourg, and the HERA shares have been owned by HRA Newco, which is held by HRA Lux.

This transfer solely affects HERA’s ordinary and preference shares, not the convertible bonds, which remain in the hands of HERA Lux.

The following is the breakdown of the share capital:

Breakdown of share capital	number of ordinary shares	number of preferential shares	total number of shares	Face value	Share capital
December 31, 2020	3 815 756	32 046 612	35 862 368	1 €	35 862 368 €
December 31, 2021	3 815 756	32 046 612	35 862 368	1 €	35 862 368 €

Ordinary shares

The ordinary shares are classified as equity instruments.

Preferential shares

Preferential shares are classified as equity instruments.

Preferential shares entitle their holders to a cumulative preferential dividend subject to the existence of distributable cash and the decision of the Company’s general meeting to distribute preferential dividends.

2.10.1	Share-based payments - Stock options and free shares

As of December 31, 2021, the instruments issued are as follows:

Type of instrument	Free Ordinary Shares	Free Preferential Shares	Stock Option	Total
Number	16 912	269 442	—	286 354

Stock-based compensation instruments are recognized as employee benefits expense, with a corresponding entry to equity, at the fair value of the instruments awarded at the grant date, in accordance with IFRS 2. The cost of this investment is spread out throughout the vesting period.

No movement has been recorded in 2021 on these plans.

Valuation of share-based payment transactions to be integrated:

The Black-Scholes option pricing model is used to determine the fair value of stock options issued to employees.

The share price on the valuation date, the instrument’s exercise price, estimated volatility, the weighted average life of the instruments, expected dividends, and the risk-free interest rate are all inputs to the valuation (based on government bonds). The transaction’s service and performance conditions, which are not market factors, are not taken into account for determining fair value.

2.10.2	Non-controlling interests

In April 2020, Laboratoire HRA Pharma signed an agreement with Profex, a Chinese partner, for the development of Compeed and Mederma product marketing in China. According to these agreements, Profex owns 33% of HRA Pharma Hong Kong’s capital, while Laboratoire HRA Pharma owns the remaining 67%.

Profex and Laboratoire HRA Pharma have a shareholders’ agreement that gives Laboratoire HRA Pharma a call option on Profex’s shares. This call option can be exercised in a variety of circumstances, including a change of control of the Company, and at different valuations depending on the results of the activities in China and when the option is executed.

Profex also has the right to sell its shares to Laboratoire HRA Pharma in exceptional circumstances, such as if Laboratoire HRA is intentionally in breach of its own contractual commitments. The price at which this right can be exercised varies based on the outcomes of relevant operations in China and the date on which this right is exercised, if at all.

In light of the foregoing, the Group concludes Profex’s entitlement to sell its shares to Laboratoire HRA Pharma is contingent on factors that are wholly within the Group’s control. At the balance sheet date, the Group had not recognized any financial liability related to Profex’s right to sell its shares to Laboratoire HRA Pharma.

2.11	Provisions for employee benefits

Changes in provisions for employee benefits were as follows:

In thousands of euros
December 31, 2020	2 266

Expenses	311
Reclassification
Unused reversals	-137

December 31, 2021	2 441

The item Provisions for employee benefits breaks down as follows:

In thousands of euros	December 31, 2021
France	2 441

Total	2 441

Employee benefits provisions concern the French companies Héra S.A.S., Laboratoire HRA Pharma S.A.S., HRA Pharma France S.A.S., and HRA Pharma Rare Diseases S.A.S. They primarily pertain to provisions for retirement indemnities for Group employees.

At this time, no funds have been set up to satisfy these obligations.

The following are the primary actuarial assumptions that were used:

France	December 31, 2021
Discount rate	0,80%
Gross average growth rate of payroll inflation	3,00%
Average remaining working life of employees (in years)	23,6
Employer’s social security rates	45%

The present value of the commitment is broken down as follows:

In thousands of euros	December 31, 2021
Total current value of liabilities at the beginning of the year	2 266

Current service cost	407
Interest expense	10
Actuarial gains and losses (Change in method - Equity)	-397
Actuarial gains and losses	154

Total current value of commitments at year-end	2 441

The cost over each financial year can be broken down as follows:

In thousands of euros	December 31, 2021
Current service cost	407
Interest expense	10

Cost for the period	418

No social security contributions have been paid for the years 2020 and 2021.

2.12	Provisions

Changes in provisions were as follows:

In thousands of euros
December 31, 2020	335

Dotations	781
Reclassement
Reversals used	-212
Unused reversals	-83

December 31, 2021	821

For the research tax credit, a provision of 559,000 euros has been made for tax risks related to Laboratoire HRA Pharma’s tax audit for the years 2014 to 2016.

A provision for litigation with our partner SANOVA has also been recognized for the year 2021 in the amount of 150 thousand euros.

2.12.1	Provisions for tax liabilities

Several audits of some Group firms’ finances took place in 2021 or proceeded throughout the year:

•	Firstly, two audits were carried out by URSSAF on the social security charges of Hera and HRA Pharma Rare Diseases. These two audits resulted in adjustments of less than 50 thousand euros.

•	Laboratoire HRA Pharma underwent a tax examination, which resulted in a correction that had no impact on the Group’s consolidated finances.

•	A URSSAF audit of the pharmaceutical taxes owed by HRA Pharma France results in a repayment of 2,360 thousand euros in favor of the company.

•

Laboratoire HRA Pharma has been in a dispute with the French tax authorities since May 2017 as a result of an audit covering the period from January 1, 2014 to March 31, 2016. The corporation was contesting an adjustment of €1,924 thousand and €1,059 thousand, respectively, relating to the imposition of withholding tax on sums received as salary for two employees and on the research tax credit.

On April 10, 2020, HSBC bank issued a 1,924,000 euros deposit for direct taxes to guarantee tax payment.

The corporation is still in litigation with the Administrative Court about withholding tax, but the French tax authorities have agreed to a significant reduction in the amount claimed for research tax credit to 559 thousand euros after a hearing before the research tax credit committee. The company has agreed to accept this adjustment because it expects to recover more than 330 thousand euros over the fiscal year from April 1, 2016 to December 31, 2016.

•	An audit of HRA Pharma Iberia’s general accounting for the years 2017, 2018, 2019, and 2020 is still underway.

As at 31 December 2021, the Spanish government had not made any claims.

2.13	Borrowings and financial debts

The breakdown between current and non-current financial liabilities is shown below:

	December 31, 2021
In thousands of euros	Portion due within one year	Portion due between 1 and 5 years	Portion due after 5 years	Total
Convertible bonds and interest on convertible bonds		303 226	53 177	356 403
Bonds and interest on bonds		486 276		486 276
Other bank loans		13		13
Revolving credit				0
Accrued interest on other bank loans				0

Loans and financial debts	0	789 515	53 177	842 692

Convertible obligations

Proceeds from the convertible bond issue (244,232,178 bonds with a par value of €1 issued on February 18, 2016 and 99,564,440 bonds with a par value of €1 issued on September 20, 2017) amounted to €343.8 million.

The convertible bonds subscribed in 2016 and 2017, were partially redeemed in fiscal 2019, for €52.6 million and €60.4 million respectively.

At the end of year, the amounts of these convertible bonds were €191.6 million and €39.2 million respectively. Interest on convertible bonds are capitalized and amount to €125.6 million.

Bonds

This item corresponds to four bonds: two issued on September 20, 2017 for a term of 7 years and bearing interest at a 3-month Euribor + margin of 3.5%, for amounts net of transaction costs of €80.7 million and €301 million, a third issued on March 14, 2018 for an amount net of transaction costs of €30.8 million, and a fourth issued on June 27, 2019 for a term of 6 years and 1 month and bearing interest at a 3-month Euribor + margin of 3.5%, for an amount net of transaction costs of €45.7 million.

On March 26, 2020, an additional loan of €20 million was secured for a term of 4 years and 6 months, with interest calculated at 3-month Euribor + 3.5% margin for a net value of €19.6 million.

Various hedging contracts have been drawn up by the company to cover the 3-month Euribor until December 2022.

Covenants are in place for these loans.

These obligations were fulfilled on December 31, 2021. For the next 12 months, the company expects to fulfill them.

Hedging Instruments

The Company and HRA Pharma have entered into interest rate cap agreements with Société Générale and Goldman Sachs to hedge against rising interest rates on the interest flows linked with its variable rate financing.

Portions of the Goldman Sachs hedges will expire at the end of June 2020 and again in June 2021.

Credit Revolving

In 2017, the Group established a €40 million revolving credit facility, which was increased to €60 million in June 2019; since then, the Group has made various withdrawals and repayments.

The Group had no withdrawals on this credit at the end of the year and a financing reserve of €60 million.

Other loans

On September 28, 2020, a new loan (Club BPI) for €8 million was signed with the partner BPI for a three-year term. The conditions are as follows: the interest rate is 3-month Euribor+1.1%, plus a commitment fee of 0.95%.

This loan was fully repaid and the contract terminated on December 31, 2021 without penalty.

Currency hedging

HRA Pharma has also hedged against potential foreign exchange risks by entering into forward exchange contracts on the GBP and USD currencies with HSBC and Société Générale banks.

2.13.1	Changes in financial liabilities

In thousands of euros	Convertible bonds	Bond issues	Borrowing from credit institutions	Interest accrued on borrowing	Total
December 31, 2020	210 695	484 129	8 000	112 590	815 414

New loans			10 000	30 923	40 923
Changes in fair value	2 230	2 147			4 377
Reclassification					0
Repayments			-18 000	-22	-18 022

December 31, 2021	212 925	486 276	0	143 491	842 692

The initial terms of the loans contracted with credit institutions are presented below:

Bank	Date of signature of the loan agreement	Nominal amount (in €)	Term	Reference rate
Convertible Bonds	févr-16	244 232 178	10 years	9%
Convertible Bonds	sept-17	99 564 440	10 years	9%
Senior Bond	sept-17	83 180 811	7 years	Euribor with a margin of 3.5%.
Senior Bond	sept-17	310 819 189	7 years	Euribor with a margin of 3.5%.
Senior Bond	mars-18	31 000 000	78 months	Euribor with a margin of 3.5%.
Second Lien	juin-19	48 000 000	73 months	Euribor with a margin of 8,25%
Senior Bond	mars-20	20 000 000	54 months	Euribor with a margin of 3,5%
BPI Club Loan	sept-20	8 000 000	36 months	Euribor with a margin of 1,1%

Loans can be repaid early without penalty at the company’s choice; this was the case with the €8 million BPI loan, which was repaid early on December 15, 2021.

2.14	Lease liabilities

The breakdown between current and non-current rental liabilities is as follows:

December 31, 2021
In thousands of euros	Portion due within one year	Portion due between 1 and 5 years	Portion due after 5 years	Total
Leasehold debts - Real estate	1 827	5 429	1 441	8 697
Leasehold debts - Other assets	514	489		1 002

Leasehold debts	2 341	5 917	1 441	9 699

Low-value asset contracts and short-term contracts have no significant costs.

2.15	Other debts

	December 31, 2021
in thousands of euros	Current portion	Non-current portion	Total
Liabilities on fixed assets	3 298		3 298
Payables to employees	8 920		8 920
Social security debts	1 324		1 324
Current tax liability	147		147
Other tax liabilities	463		463
Collected VAT	4 266		4 266
Customers - Credit notes to be issued	10 197		10 197
Other liabilities	400		400

Total	29 015	0	29 015

The accrual for paid vacations and bonuses, as well as the accompanying social security costs, profit-sharing, and donations owed to various social organizations, are all included in the social security liabilities.

2.16	Deferred income

	December 31, 2021
in thousands of euros	Current portion	Non-current portion	Total
Deferred income / Downpayments	119	565	684
Deferred income relating to the research tax credit for capitalized expenses	18	101	119
Other			0

Total deferred income	137	666	803

Advance payments received by the Group in relation of license agreements, but whose recognition is deferred, totaled 684 thousand euros as of December 31, 2021.

in thousands of euros	Beginning of the year	Receipts	Revenue recognized during the period	Total
December 31, 2020	744		-176	568
December 31, 2021	568	273	-158	684

A total of 273 thousand euro payments has been received under license agreements signed in 2021.

At December 31, 2021, the amount of “downpayments” recorded as revenue was 158 thousand euros

2.17	Fair value table

The following table presents the book values and fair values of financial assets and liabilities and their level in the fair value hierarchy:

	Balance sheet value at 12/31/2021	Fair value	Level 1 - stock market price	Level 2 - observable data	Level 3 - unobservable data
Financial assets measured at amortized cost
Trade and other receivables	53 599	53 599		53 599
Financial assets measured at fair value
Financial assets	782	782		782
Derivative asset instruments	63	63		63
Cash and cash equivalents	40 575	40 575		40 575
Financial liabilities measured at amortized cost
Borrowings and financial debts	842 692	963 284		963 284
Financial liabilities measured at fair value
Derivative liability instruments	952	952		952

3	NOTES TO THE STATEMENT OF PROFIT AND LOSS AND COMPREHENSIVE INCOME

3.1	Revenue from ordinary activities

The breakdown of revenues from ordinary activities between the two areas is as follows:

	December 31, 2021
In thousands of euros	CHC	RX	Services	Total
Turnover	212 127	43 630	166	255 923
Royalties and license fees	826	-221		605

Total Revenue from Ordinary Activities	212 954	43 409	166	256 529

Despite a context still affected by the crisis linked to the Covid-19 pandemic, the Group’s revenue from ordinary activities, 99.8% of which is made up of pharmaceutical products, increased by 27% in the 2021 financial year.

We saw a rebound in activity, with sales of Compeed products up 48.2%, the “Women Health” section up 23.5%, and Mederma products up 25.7%.

While Covid-19 had no effect on the “rare diseases” section in 2020, it did in 2021, when many patients were unable to enter hospitals due to the priority given to Covid-19.

3.2	Operating expenses

The global “Covid-19” pandemic has had an impact on the business. The Group has attempted to mitigate the impact of Covid-19 on its profitability by slashing variable costs, particularly promotional costs.

The Group’s operating expenses (excluding “Other Operating Expenses and Revenues”) to Ordinary Revenue ratio has decreased slightly (47.1% vs. 49.3%), owing to lower “Marketing and sales expenses” (30.3% vs. 31.1%) and “Research and development expenses” (3.5% vs. 4.6%).

While significant promotional expenses were spent, such as those for the launch of Hana in the United Kingdom or the investment in TV commercials in the United States for Compeed and Méderma, the “Marketing and sales expenses” item has a ratio of 30.3% compared to the Ordinary Revenue.

The costs of management and support services, as well as all of the Group’s infrastructure costs, are included in general and administrative expenses.

As a result of various tax audits, there was an increase in consultation fees.

3.2.1	Staff costs

The personnel expenses recorded in the statement of profit and loss include the following items:

In thousands of euros	December 31, 2021
Wages and salaries	21 902
Social security costs	10 264
Social benefits (bonuses, annual leave, benefits....)	5 122
Retirement provision	496
Profit-sharing - Incentives	1 225

Total	39 009

Bonuses for 2021 were accrued on a 100% basis.

The statement of profit and loss breaks down these expenses as follows:

In thousands of euros	December 31, 2021
Cost of sales	3 876
Marketing and sales costs	13 206
Administrative costs	17 213
Research and development costs	4 657
Other operating costs	57
Non-routine costs (*)	1

Total	39 009

3.2.2	Headcount

The Group had 250 employees at December 31, 2021 The number of employees at the end of the years is broken down as follows:

‘December 31, 2021
Cost of sales	30
Marketing and selling expenses	89
Administrative costs	97
Research and development costs	33

Total	250

It should be mentioned that a new profit-sharing agreement for the period of January 1, 2020 to December 31, 2022 was signed on July 27, 2020 at the UES level, which includes Laboratoire HRA Pharma, HRA Pharma France, and HRA Pharma Rare Diseases.

On July 28, 2020, a new agreement was reached for Héra, also for a three-year period.

3.3	Other operating income and expenses

Other operating income and expenses (- €0,3 million) correspond mainly to:

Operating income from “commercial activities”:

•	taxes (totaling €0.5 million) (including the Safeguard Clause Tax, the Social Solidarity Contribution, the Tax on the Promotion of Medical Devices, and the New Contribution Tax on Sales);

•	realized foreign exchange gains and losses on trade receivables and payables (revenue of €0.5 million) and unrealized foreign exchange gains and losses (revenue of €0.3 million);

•	Adjustments to taxes on the promotion of medical devices paid from 2018 to 2020 (total revenue of €2.4 million).

Operating income related to “general expenses”:

•	depreciation of leases due to the application of IFRS 16 (amount of €2.4 million);

•	Government assistance related to the impact of Covid-19 on the German subsidiary’s business resulted in a 545 thousand euros profit;

•	taxes (including the Territorial Economic Contribution, i.e. a total expense of €0.8 million).

3.4	Other income and expenses

Other income and expenses (-€4.6 million) primarily consist of:

•	amortization of intangible assets acquired as part of a business combination (-€1.2 million);

•	costs related to the PERRIGO transaction (€-1.2 million)

•	disposal of revalued Mederma inventories (-€0.4 million);

•	payment fraud of the Spanish supplier UM (-€0.5 million);

•	provisions for litigation (-€0.7 million);

•	provision for tax risk (-€0.5 million).

3.5	Financial result

Financial revenue and expenses can be broken down as shown in the table below:

In thousands of euros	December 31, 2021
Foreign exchange losses	-1 879
Interest expense on loans	-55 927
Financial expenses related to leases	-166
Currency hedging	-1 210
Other financial expenses	-378

Total financial expenses	-59 559

Income from financial assets and cash investments	2
Foreign exchange gains	2 022
Disposal of financial liabilities related to leases	11
Currency hedging	—
Other financial revenues	170

Total Financial Revenues	2 205

Total financial loss	-57 354

Foreign exchange gains and losses relate to financial transactions.

Net financial income consists mainly of interest on convertible bonds (€33.1 million), on bonds (€22.0 million) and on the revolving credit facility (€0.7 million).

3.6	Income tax

3.6.1	Breakdown of tax expense

In thousands of euros	December 31, 2021
Taxes payable	-250
Deferred taxes	-2 622

Total	-2 872

Under current French regulations, tax losses can be carried forward indefinitely.

3.6.2	Reconciliation between actual and notional tax

In thousands of euros	December 31, 2021
Pre-tax income of consolidated companies	-221
Income tax rate applicable to the parent company	27,37%

Theoretical tax (expense)/ income	60

Tax rate discrepancies between countries	-3 036
Ongoing variations	335
Non-taxable tax credits	603
Recognition of tax loss carryforwards	-60
Non-recognition of losses carried forward	-240
Other	-535
Actual income tax (expense)/income	-2 872

Effective tax rate	-1300%

3.6.3	Breakdown of deferred tax assets and liabilities

In thousands of euros	December 31, 2021
Deferred tax assets :
Provisions for employee benefits	631
Inventory margins	7 030
Deferred revenue	178
Deferred tax assets/losses carried forward	8 417
Tax / accounting variances	668
Exclusivity rights related to the Compeed acquisition	13 103
Restatement of fees related to the acquisition of Lysodren	90
Restatement of fees related to the Méderma acquisition	102
Valuation of CAPs - Interest rate hedging	43
Valuation of CAPs - Currency hedging	260
Lease agreements	97
Various	—

Total deferred tax assets in the balance sheet	30 618

Deferred tax liabilities :
Lease agreements	-4
PPA (Purchase Price Allocation) - Rebranding Compeed	-92 902
PPA - Revaluation of fixed assets	-958
PPA - Revaluation of Lysodren rights	-9 276
PPA - Revaluation of Méderma brands	-20 503
PPA - Revaluation of Méderma stocks	—
Discounting of the Convertible Bonds	-3 689
Bond issue - effective interest rate calculation	-175
Valuation of CAPs - Interest rate hedging	—
Valuation of CAPs - Currency hedging	—

Total deferred tax liabilities in the balance sheet - Published	-127 508

Net deferred taxes	-96 889

3.7	Earnings per share

3.7.1	Basic earnings per share

The result attributable to equity holders and a weighted average number of shares outstanding are used to compute basic earnings per share.

December 31, 2021
Net income available to shareholders (in thousands of euros)	-3 166
Weighted average number of shares issued during the year	35 862 368
Earnings per share	-0,09

3.7.2	Diluted earnings per share

Diluted earnings per share are calculated on the basis of earnings attributable to equity holders and a weighted average number of ordinary shares outstanding, adjusted for the effects of all potential dilutive shares.

Instruments giving deferred rights to capital (Free Shares, SO or BSPCE) are considered to be anti-dilutive as they result in an increase in earnings per share from continuing operations. Thus, the diluted earnings per share are identical to the basic earnings per share.

4	RELATED PARTIES

Transactions with key executives, directors, supervisory board members and strategic committee members:

In thousands of euros	Related companies	December 31, 2021
Agreements authorized by the company’s General Meeting of May 24, 2012
Contribution to the HRA Pharma Foundation		30

Scientific Board	André Ulmann, Chairman of the Strategic Committee of the company and Director of Cemag	100

Agreements authorized by the general meeting of the company on July 1, 2016
Strategic advisory services to the Supervisory Board of Hera	David Colpman, Member of the Supervisory Board and Director of Consulting Colpman Ltd	25

Total remuneration of Hera’s management team:

The total remuneration of the Hera Executive Leadership Team was 3 269 thousand euros. This broke down as 2 158 thousand euros in fixed compensation, 850 thousand euros in variable compensation and 261 thousand euros in various benefits in kind.

5	LITIGATION

There are no pending litigations that are anticipated to have a major impact on the financial statements, other than those for which provisions have been made or that are stated in the notes to the financial accounts.

6	OFF-BALANCE SHEET COMMITMENTS

•

Héra and its subsidiary Laboratoire HRA Pharma have entered into a number of loans for an amount of €473 million and to secure these loans, Pledge Agreements were executed on September 20, 2017 relating to:

•	shares of Laboratoire HRA Pharma held by Héra;

•	intra-group receivables

•	Similarly, and still as a guarantee, Laboratoire HRA Pharma has entered into pledge agreements relating to:

•	its bank accounts;

•	the shares it holds in HRA Pharma France.

•

In the context of the partial transfer of assets relating to the “endocrinology” sector from Laboratoire HRA Pharma to HRA Pharma Rare Diseases, Laboratoire HRA Pharma has entered into pledge agreements relating to:

•	its bank accounts;

•	the shares it holds in HRA Rare Diseases.

•	A pledge agreement for the balance of the 3rd rank bank accounts was entered into on March 26, 2020 between HRA Pharma Rare Diseases and HSBC Corporate Trustee Company (UK).

7	FINANCIAL RISK MANAGEMENT

The Group is exposed to the following risks related to the use of financial instruments:

Credit risk

The risk of financial loss to the Group if a client or counterparty to a financial instrument fails to meet its contractual commitments is referred to as credit risk. Trade receivables and marketable securities are the main sources of this risk.

Liquidity risk

Liquidity risk refers to the possibility that the Group will have difficulty meeting its obligations when they become due. The Group’s strategy to managing liquidity risk is to ensure that, as far as feasible, it will always have enough liquidity to cover its liabilities when they are due, whether under normal or stressed conditions, without incurring unacceptable losses or harming its reputation.

The Group makes sure it has enough cash and bank accounts to cover its short-term needs.

The accounts have been prepared on a going concern basis.

Market risk

Market risk refers to the possibility that changes in market prices, such as foreign exchange rates, interest rates, and equity instrument prices, will have an impact on the Group’s earnings or the value of its financial assets. The goal of market risk management is to keep market risk exposures within acceptable bounds while maximizing the risk/reward trade-off.

Foreign exchange risk

The Group’s foreign exchange risk is reduced because research and development costs are incurred in the same currencies (USD, Euro) as the expected revenue streams (US and EU territory).

HRA Pharma has also hedged against foreign exchange risks by entering into forward exchange contracts on the GBP with HSBC bank.

Interest rate risk

The group is not significantly exposed to interest rate risk insofar as so-called “cap” hedging instruments have been contracted since 2017 at the time of the acquisition of the Compeed product portfolio.

Capital risk

The Company has the required resources to finance its activities as part of its capital management strategy, and it has no intention of exposing its shareholders to an undue dilution risk.

8	SUBSEQUENT EVENTS

8.1	Purchase by PERRIGO

Perrigo made an offer to the shareholders Astorg and Goldman Sachs Asset Management on September 8, 2021, to buy 100% of the Group’s share capital.

This offer was accepted by the shareholders in early November 2021. The sale of the Group is still subject to antitrust approval in the United States, despite the fact that all other prerequisites have been completed.

The transaction was completed on 29 April 2022.

On the closing date of April 29, 2022, Perrigo Group acquired the convertible bonds held by HERA and repaid all the debt to banking institutions. On May 30, 2022, a capital increase of HERA was completed by compensation of associated current account for an amount of 884,692,911.47 euros of which 877,702,168.47 euros was share premium.

8.2	Invasion of Ukraine by Russia

On February 24, 2022, Russia, supported by Belarus, invaded Ukraine. Following this attack, a number of countries have declared sanctions against both Russia and Belarus and various Russian and Belarusian individuals and businesses. Access to the SWIFT international banking system has been suspended as part of these restrictions.

With the exception of ownership of certain trademarks and product registrations in these countries that have not been allocated a value in the Group’s accounts, the Group owns no assets in these countries and has no employees.

In 2021, the Group generated revenues of 2,305 thousand euros and an operating profit of almost 1,000 thousand euros in Russia. These results are generated exclusively by the Compeed brand. The Compeed brand is distributed in Russia by a Swiss company and all invoices are in euros. This distributor and its shareholders are not mentioned on any sanctions lists. The Group has no activity in Ukraine or in Belarus. The balance of receivables outstanding from this distributor at December 31 was 157 thousand euros.

The HERA group has decided to suspend the commercialization of its products in Russia from February 2022.

8.3.	Spanish tax audit

On June 29, HERA has verbally accepted a reassessment of 345,222 euros to resolve the Spanish tax audit. This could lead to additional charges of 52,798 euros for late payment and a 172,661 euros penalty.

9	AUDITORS’ FEES

The fees paid to the Group’s statutory auditors amounted to:

In thousands of euros	KPMG	Naolys	TOTAL
Audit of accounts	367	36	402

Other services than auditing	97	—	97

TOTAL	464	36	500